Exhibit 99.1

June 5, 2017

Liberty Media Corporation Announces Exercise of Underwriters’ Option to Purchase Additional Shares from Selling Stockholders and Subsequent Closing of Offering of Series C Liberty Formula One Common Stock

ENGLEWOOD, Colo.— (BUSINESS WIRE) — Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today that in connection with its recent underwritten public offering (the “Offering”) of Liberty’s Series C Liberty Formula One common stock, par value $0.01 per share (“FWONK”), certain selling stockholders (the “Selling Stockholders”) have sold an additional 6,000,000 shares of FWONK to the underwriters following the exercise in full of the underwriters’ option to purchase additional shares. Following the exercise, the aggregate number of shares of FWONK sold in the Offering increased to 46,000,000 shares, 12,903,225 of which were issued and sold by Liberty and 33,096,775 of which were sold by the Selling Stockholders.

The Selling Stockholders received all of the net proceeds from the sale of the additional shares of FWONK. Liberty did not receive any proceeds from the sale of shares of FWONK on behalf of the Selling Stockholders in the Offering.

Following the closing of the Offering (and including the exercise in full of the underwriters’ option to purchase additional shares of FWONK from the Selling Stockholders), approximate ownership of the equity of the Formula One Group is comprised of (1): (i) 17%(2) owned by the selling shareholders of Formula 1 (the “Formula 1 Selling Shareholders”) who acquired shares of FWONK in January 2017 in connection with the Formula 1 Acquisition and pro-forma for the dilutive impact of the Exchangeable Notes issued to the Formula 1 Selling Shareholders, (ii) 27%(2) owned by certain third party investors who acquired shares of FWONK in January 2017 in connection with the Formula 1 Acquisition and (iii) the remaining percentage owned by other public shareholders (with 6% and 14% of the equity of the Formula One Group being comprised of shares offered by Liberty and the Selling Stockholders, respectively, in this Offering, including following the exercise in full of the underwriters’ option to purchase additional shares of FWONK from the Selling Stockholders).

Goldman Sachs & Co. LLC, J.P. Morgan and Morgan Stanley acted as book-running managers and representatives of the underwriters for the Offering, together with BofA Merrill Lynch, Barclays, Credit Suisse and Citigroup as additional book-running managers.

The shares of FWONK were sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of FWONK or any other securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.  Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group.  The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty’s subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

(1) Ownership percentages are calculated based on approximately 230.6 million shares of Liberty Formula One common stock outstanding as of April 30, 2017, which includes approximately 15.7 million shares of FWONK issuable upon exchange of the Exchangeable Notes issued to the Formula 1 Selling Shareholders in connection with the Formula 1 Acquisition, based on the maximum number of shares issuable, as well as the dilutive impact of the sale by Liberty of 12,903,225 shares of FWONK in this Offering, but does not include the approximately 19 million shares of FWONK held in treasury for potential issuances to Formula 1 teams.

(2) Percentages reflect shares distributed at the time of the specific issuance noted, and do not give effect to any potential prior or subsequent acquisitions of Liberty Formula One common stock.